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                                                                  Exhibit 99.j



           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Trustees and Shareholders
U.S. Global Investors Funds:

We consent to the use of our report dated August 20, 2007 for U.S. Treasury Securities Cash Fund, U.S. Government Securities Savings Fund, Near-Term Tax Free Fund, Tax Free Fund, All American Equity Fund, China Region Opportunity Fund, Global Resources Fund, World Precious Minerals Fund and Gold Shares Fund, each a portfolio of U.S. Global Investors Funds, incorporated herein by reference, and to the references to our firm under the headings "Financial Highlights" in the Prospectus and "INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS AND LEGAL COUNSEL" in the Statement of Additional Information.


/s/ KPMG LLP


Boston, Massachusetts
October 26, 2007